Exhibit 99.1

For Immediate Release
For Further Information Contact:
Andrew Fisher at (301) 608-9292
Email: Afisher@unither.com

UNITED THERAPEUTICS REPORTS FIRST QUARTER
2004 FINANCIAL RESULTS

Conference Call Scheduled for Thursday, May 6, 2004 at 9:00 a.m. E.T.

Quarterly Highlights:

[ ]	Reimbursable patients grew by 70 to approximately 625
[ ]	Total patients on Remodulin® grew to approximately 740 worldwide
[ ]	Total revenues grew 27% to $13.7 million
[ ]	Net loss fell 39%

Silver Spring, MD, May 6, 2004: United Therapeutics Corporation (NASDAQ: UTHR) today announced financial results for the first quarter ended March 31, 2004.

“We are pleased to report that United Therapeutics’ consolidated revenues for the quarter ended March 31, 2004 totaled $13.7 million, representing a 27% increase over the first quarter of 2003. Our net loss for the quarter fell to $1.8 million or $0.09 per share, a 39% reduction from the 2003 level,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer. “Additionally, the number of reimbursable patients on Remodulin grew by approximately 70, on a net basis, during the quarter.”

Financial Results

Revenues grew to $13.7 million in the first quarter of 2004, as compared to $10.7 million in the first quarter of 2003. Gross margins from sales were $11.9 million or 87% in the first quarter of 2004, as compared to $9.0 million or 84% in the first quarter of 2003. This 27% increase in revenues and improvement in gross margins resulted primarily from expanded sales of Remodulin.

The net loss fell 39% to $1.8 million or $0.09 per share in the first quarter of 2004, as compared to $3.0 million or $0.14 per share in the first quarter of 2003.

Research and development expenses were $8.5 million in the first quarter of 2004, as compared to $7.5 million in the first quarter of 2003. The increase was due primarily to increased expenses related to Remodulin development, offset by a reduction in expenses related to other research and development programs. Selling, general and administrative expenses were $5.8 million in the first quarter of 2004, as compared to $5.0 million in the first quarter of 2003. The increase was due primarily to increased salaries and related expenses for expanded sales and marketing activities.

Interest income was $649,000 in the first quarter of 2004, which is comparable to $547,000 in the first quarter of 2003.

Conference Call

United Therapeutics will host a teleconference on Thursday, May 6, 2004 at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 1-800-915-4836, with international dialers calling 1-973-317-5319. A rebroadcast of the teleconference will be available for one week following the teleconference by dialing 1-800-428-6051 from the US, or by dialing 1-973-709-2089 internationally, and using access code 353700.

United Therapeutics is a biotechnology company focused on combating chronic and life-threatening cardiovascular, infectious and oncological diseases with unique therapeutic products.

UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2004	2003
Revenues:
Net product sales	$12,646	$9,760
Service sales	1,037	979

Total revenue	13,683	10,739

Operating expenses:
Research and development	8,452	7,452
Selling, general and administrative	5,809	4,989
Cost of product sales	1,339	1,271
Cost of service sales	456	459

Total operating expenses	16,056	14,171

Loss from operations	(2,373)	(3,432)

Other income (expense):
Interest income	649	547
Interest expense	(2)	(31)
Equity loss in affiliate	(127)	(195)
Other, net	6	87

Total other income	526	408

Loss before income tax	(1,847)	(3,024)

Income tax	—	—

Net loss	$(1,847)	$(3,024)

Net loss per common share — basic and diluted	$(0.09)	$(0.14)

Weighted average number of common shares outstanding — basic and diluted	21,329,473	20,923,217

CONSOLIDATED BALANCE SHEET DATA
As of March 31, 2004
(In thousands)

Cash, cash equivalents and marketable investments	$117,134
Total assets	$176,040
Total liabilities	$10,986
Total stockholders’ equity	$165,054